UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) March 20, 2015

Alpine 4 Automotive Technologies Ltd.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-55205	46-5482689
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

15589 N. 77th Street, Suite B
Scottsdale, AZ 85260
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(505) 804 5474
 (ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02                      Termination of a Material Definitive Agreement.

On March 20, 2014, Alpine 4 Automotive Technologies Ltd. (the “Company”) and Novatel Wireless, Inc. (“Novatel” and together with the Company, the “Parties”) mutually agreed to terminate the prior Supply and Service Agreement entered into by and between the Parties in July, 2014 (the “Novatel Agreement”).

The Novatel Agreement governed the provisions of Novatel products and services, constituting the “NWI Solution” to Alpine 4.  Pursuant to the Novatel Agreement, Novatel agreed to sell certain devices with embedded advanced diagnostics software, capable of reading vehicle identification numbers, odometer readings, battery voltage, and fuel levels on certain vehicles.  The device is small, approximately two inches by two inches by three inches, and plugs into a vehicle’s OBD port, and with the embedded software, will read data generated by the vehicle, and will communicate with Alpine 4’s proprietary system.  The NWI Solution would run over a cellular network, and included a certain amount of data and a certain number of text messages per device per month.  Pursuant to the Novatel Agreement, the Company would submit purchase orders for devices, and pay a monthly fee for each device delivered to Alpine 4 for a period of 24 months.  The Company had submitted one order under the Novatel Agreement, and Novatel had made the first delivery of devices to the Company.

Subsequently, pursuant to mutual agreement, Alpine 4 and Novatel agreed to terminate the Novatel Agreement.  The Company agreed to return all devices delivered and to pay a fee for any that could not be returned.  Additionally, the Company agreed to pay approximately $3,000 as the remaining obligation under the Novatel Agreement, following which, the Novatel Agreement and all obligations owed thereunder would be terminated.

The Company does not owe any early termination penalties in connection with the termination of the Novatel Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpine 4 Automotive Technologies Ltd.

By:	/s/ Kent B. Wilson
Kent B. Wilson
Chief Executive Officer and Chief Financial Officer
(Principal Executive Officer, Principal Financial Officer)

Date: March 23, 2015